Exhibit 99.1

Verastem Acquires Rights to Cancer Stem Cell Inhibitor VS-4718

—The acquisition reduces milestones and royalties associated with ongoing VS-4718 development—

CAMBRIDGE, Mass.—(BUSINESS WIRE)—February 25, 2014— Verastem, Inc. (NASDAQ:VSTM), focused on discovering and developing drugs to treat cancer by the targeted killing of cancer stem cells, today announced that it has acquired the license to VS-4718 held originally by Poniard Pharmaceuticals. The previous and future developmental, regulatory and commercial royalty milestones and payments associated with the development and potential future sales of VS-4718 due to Poniard Pharmaceuticals are now owned by Verastem. Verastem retains a license to VS-4718 from The Scripps Research Institute.

“Controlling ownership of our products is key to value creation,” said Robert Forrester, Verastem President and Chief Executive Officer. “We believe that targeting the FAK pathway has the potential to decrease the cancer stem cell burden in a tumor and lead to improved patient outcomes. As we pursue clinical development and possible commercialization, we want to make sure that we maximize our flexibility for the future and retain the potential for a significant return on the development investment we are making for our shareholders.”

VS-4718 is an oral compound designed to target cancer stem cells through the potent inhibition of focal adhesion kinase (FAK). Cancer stem cells are an underlying cause of tumor resistance to chemotherapy, recurrence and ultimate disease progression. Research by Robert Weinberg, Ph.D., scientific cofounder and chair of Verastem’s Scientific Advisory Board, Verastem and others have demonstrated that the FAK pathway is critical for the growth and survival of cancer stem cells.

VS-4718 is currently in a Phase 1 clinical trial in patients with advanced solid tumors. The dose escalation portion of the Phase 1 clinical trial is designed to determine the biologically active dose and the maximum tolerated dose. Additional patients may be enrolled to assess safety, tolerability and to evaluate initial signs of activity.

Under the terms of the Asset Purchase Agreement, Verastem acquired the existing and future developmental, regulatory and commercial royalty milestones and payments associated with the development and potential future sales of VS-4718 due to Poniard Pharmaceuticals. Verastem has issued 97,500 shares of common stock in the acquisition of the asset. In addition, Verastem is now the direct licensee of VS-4718 from The Scripps Research Institute with a potential obligation of up to $3m in developmental and regulatory milestones and a low single digit royalty on potential future sales.

About VS-4718

VS-4718 is an orally available compound designed to target cancer stem cells through the potent inhibition of focal adhesion kinase (FAK). Research by Robert Weinberg, Ph.D., scientific cofounder and chair of Verastem’s Scientific Advisory Board, and Verastem has demonstrated that the FAK pathway is critical for the growth and survival of cancer stem cells. VS-4718 is currently being studied in a Phase 1 dose escalation study in patients with advanced cancers.

About Verastem, Inc.

Verastem, Inc. (NASDAQ:VSTM) is discovering and developing drugs to treat cancer by the targeted killing of cancer stem cells. Cancer stem cells are an underlying cause of tumor recurrence and metastasis. Verastem is developing small molecule inhibitors of signaling pathways that are critical to cancer stem cell survival and proliferation: FAK, PI3K/mTOR and Wnt. For more information, please visit www.verastem.com.

Forward-looking statements:

This press release includes forward-looking statements about the Company’s strategy, future plans and prospects, including statements regarding the development of the Company’s compounds, including VS-4718, and the Company’s FAK and diagnostic programs generally, the timeline for clinical development including projected enrollment of trials, regulatory approval of the Company’s compounds, the expected timing for the reporting of data from ongoing trials and the structure of the Company’s planned or pending clinical trials. The words “anticipate,” “appear,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that the preclinical testing of the Company’s compounds and preliminary data from clinical trials may not be predictive of the results or success of pending or later clinical trials, that data may not be available when we expect it to be, that the Company will not be able to enroll a sufficient number of patients in the expected timeframe, that the Company will be unable to successfully complete the clinical development of its compounds, including VS-4718, that the development of the Company’s compounds will take longer or cost more than planned, and that the Company’s compounds will not receive regulatory approval or become commercially successful products. Other risks and uncertainties include those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and in any subsequent SEC filings. The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Source: Verastem, Inc.

Contact Verastem:

Brian Sullivan, 617-252-9314

bsullivan@verastem.com